Exhibit 99.1

ROCKWATER ENERGY SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except for number of shares)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$2,364	$142
Accounts receivable trade, net of allowance for doubtful accounts of $5,730 and $5,552 at September 30, 2017 and December 31, 2016, respectively	186,698	62,862
Inventories	44,241	23,899
Prepaid expenses and other current assets	5,703	5,244
Income taxes receivable	2,267	3,904
Total current assets	241,273	96,051
Property, plant, and equipment, net of accumulated depreciation	160,628	147,551
Other assets:
Goodwill	301,391	209,653
Intangibles, net of accumulated amortization	38,259	23,134
Other long-term assets	920	327
Total other assets	340,570	233,114
Total assets	$742,471	$476,716

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$53,804	$22,205
Accrued liabilities and other current liabilities	43,314	24,057
Current portion of long-term debt	—	10,175
Current portion of capital leases	2,133	2,028
Total current liabilities	99,251	58,465
Long-term debt	78,200	100,381
Capital lease obligations	1,638	3,172
Deferred income taxes, net	15,751	19,758
Other long-term liabilities	2,026	1,933
Total liabilities	196,866	183,709
Commitments and contingencies (Note 11)
Shareholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	—	—
Class-A-1 common stock, $0.01 par value; 30,000,000 shares authorized, 8,797,500 shares issued and outstanding at September 30, 2017	88	—
Class A common stock, $0.01 par value; 250,000,000 shares authorized, 34,482,060 shares and 30,191,890 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	345	302
Class B common stock, $0.01 par value; 120,000,000 shares authorized, 5,693,258 shares issued and outstanding at September 30, 2017	57	—
Additional paid-in capital	466,490	233,315
Retained earnings	31,964	86,546
Accumulated other comprehensive loss	(19,407)	(27,156)
Total Rockwater shareholders’ equity	479,537	293,007
Noncontrolling interest	66,068	—
Total shareholders’ equity	545,605	293,007
Total liabilities and shareholders’ equity	$742,471	$476,716

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROCKWATER ENERGY SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except for number of shares and per share data)

	Nine Months Ended September 30,
	2017	2016
Revenue
Water solutions services	$370,363	$161,048
Completion & specialty chemicals products	122,219	52,623
Total Revenue	492,582	213,671
Costs of sales
Water solutions services	301,041	148,335
Completion & specialty chemicals products	107,943	51,188
Depreciation and amortization	34,786	33,393
Total costs of sales	443,770	232,916
Gross profit (loss)	48,812	(19,245)
Operating expenses:
Selling, general, and administrative expenses	50,462	29,259
Depreciation and amortization	8,103	6,184
Impairments of long-lived and Intangible assets	—	1,009
Loss on sale of Crescent Consulting	64,205	—
Restructuring charges	2,406	8,576
Gain on disposal of property and equipment	(1,093)	(1,386)
Total operating expenses	124,083	43,642
Loss from operations	(75,271)	(62,887)
Other income (expense):
Interest expense	(4,369)	(5,963)
Foreign currency gains	464	508
Other income, net	249	446
Total other expense	(3,656)	(5,009)
Loss from operations before benefit from income taxes	(78,927)	(67,896)
Provision for (benefit from) income taxes	(17,556)	583
Net loss	(61,371)	(68,479)
Less: net loss attributable to noncontrolling interest	(6,789)	—
Net loss attributable to common stockholders	$(54,582)	$(68,479)
Other comprehensive income:
Foreign currency translation adjustment, net of tax of zero	5,197	4,231
Comprehensive loss	(56,174)	(64,248)
Less: Comprehensive loss attributable to noncontrolling interest	(6,253)	—
Comprehensive loss attributable to common stockholders	$(49,921)	$(64,248)

Weighted Average Shares Outstanding:
Class A-1—Basic and Diluted	7,249,581	—
Class A—Basic and Diluted	32,663,457	28,664,171
Net loss per share available to common stockholders:
Class A-1— Basic and Diluted	$(1.37)	$—
Class A— Basic and Diluted	$(1.37)	$(2.39)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROCKWATER ENERGY SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

(in thousands, except for number of shares)

	Class A-1 Stockholders		Class A Stockholders		Class B Stockholders
	Shares	Class A-1 Common Stock	Shares	Class A Common Stock	Shares	Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Rockwater Shareholders’ Equity	Non-controlling Interest	Total Shareholders’ Equity

Balance at December 31, 2016	—	—	30,191,890	302	—	—	$233,315	$86,546	$(27,156)	$293,007	$—	$293,007
Net loss	—	—	—	—	—	—	—	(54,582)	—	(54,582)	(6,789)	(61,371)
Share-based compensation	—	—	—	—	—	—	2,955	—	—	2,955	—	2,955
Issuance of common stock	8,797,500	88	14,110	—	—	—	136,969	—	—	137,057	—	137,057
Issuance of common stock for acquisitions	—	—	4,105,998	41	5,693,258	57	91,080	—	3,088	94,266	72,321	166,587
Tax impact from non-controlling interest	—	—	—	—	—	—	2,474	—	—	2,474	—	2,474
Issuance of restricted stock	—	—	195,074	2	—	—	—	—	—	2	—	2
Restricted shares withheld at vesting	—	—	(21,551)	—	—	—	(303)	—	—	(303)	—	(303)
Restricted shares forfeiture	—	—	(3,461)	—	—	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	4,661	4,661	536	5,197

Balance at September 30, 2017	8,797,500	88	34,482,060	345	5,693,258	57	$466,490	$31,964	$(19,407)	$479,537	$66,068	$545,605

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROCKWATER ENERGY SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2017	2016
Operating activities
Net loss	$(61,371)	$(68,479)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation expense	2,955	1,776
Depreciation and amortization	42,889	39,577
Provision for doubtful accounts	135	2,178
Net gain on disposal of fixed assets	(1,093)	(1,386)
Deferred income tax (benefit) provision	(16,554)	2,135
Loss on abandonment of facilities	1,510	591
Amortization of deferred financing costs	952	652
Lower of cost or market adjustment on inventory	—	491
Reserve for obsolete inventory	71	518
Impairments of long-lived and Intangible assets	—	1,009
Loss on sale of Crescent Consulting	64,205	—
Fair value adjustment related to contingent consideration	(145)	(358)
Foreign currency gains	(464)	(508)
Other	126	(99)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable—trade	(99,988)	18,375
Prepaid expenses and other current assets	194	(369)
Inventories	(18,599)	7,736
Accounts payable	22,931	2,574
Accrued liabilities	12,221	(7,180)
Income taxes	2,784	6,012
Net cash provided by (used in) operating activities	(47,241)	5,245
Investing activities
Capital expenditures for property and equipment	(19,976)	(4,980)
Cash paid for the acquisition of Crescent Services, net of cash acquired	(39,111)	—
Proceeds from sale of Crescent Consulting, net of cash disposed	7,294	—
Proceeds from sale of property and equipment	843	709
Insurance Proceeds	23	401
Net cash used in investing activities	(50,927)	(3,870)

Financing activities
Proceeds from 144A offering, net of underwriter fees and expenses	$136,919	$—
Borrowings on Rockwater revolving credit facility	80,700	11,344
Repayments on Rockwater revolving credit facility	(102,881)	(19,099)
Note payable to former owner	—	(501)
Repayment of long-term debt	(10,175)	—
Overdraft payable	(95)	57
Payments of capital lease obligations	(1,612)	(485)
Payments of deferred financing costs	(1,717)	(136)
Proceeds from share issuance	—	8,150
Share repurchases	(303)	(602)
Net cash provided (used in) by financing activities	100,836	(1,272)
Effect of exchange rate changes on cash and cash equivalents	(446)	(57)
Net increase in cash and cash equivalents	2,222	46
Cash and cash equivalents—beginning of year	142	252
Cash and cash equivalents—end of period	$2,364	$298
Supplemental cash flow disclosures
Interest paid	$3,331	$4,804
Income tax refunds received, net of taxes paid	938	5,825
Noncash investing and financing activities
Equipment financed through capital lease	290	5,160
Stock issued in connection with acquisition of business	166,587	—
Noncash asset exchanges	963	1,486
Noncash capital expenditures	311	—
Issuance of common stock	138	1,653
Repurchase of common stock	—	235

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROCKWATER ENERGY SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—NATURE OF OPERATIONS AND COMBINATION

Description of business: Rockwater Energy Solutions, Inc (“Rockwater” or the “Company”) was incorporated as a Delaware corporation on March 31, 2017. The Company is a holding company whose sole material asset consists of a controlling membership interest in Rockwater LLC (“RES LLC”). As described in more detail below, our predecessor corporation, Rockwater Energy Solutions, Inc., was formed as a Delaware corporation in June 2011 and converted into Rockwater LLC, a Delaware limited liability company, in March 2017 in connection with the reorganization transactions related to the Crescent Merger. Rockwater LLC owns all of the equity interests of the primary operating subsidiaries through which we operate our business. The Company is the managing member of Rockwater LLC, is responsible for all operational, management and administrative decisions relating to Rockwater LLC’s business and consolidates the financial results of Rockwater LLC and its subsidiaries.

Rockwater is a provider of comprehensive water management solutions to the oil and gas industry in the United States and Canada. The Company provides water sourcing, transfer, testing, monitoring, treatment and storage; site and pit surveys; flowback and well testing; water reuse services; water testing; and fluids logistics. We also develop and manufacture a full suite of specialty chemicals used in well completions, and production chemicals used to enhance performance over the life of a well.

Reorganization: On March 9, 2017, the Company completed a private placement of equity for 8,797,500 shares of Class A-1 common stock (the “144A Offering”) at an offering price of $17.00 per share for net proceeds of $137.1 million. In conjunction with the 144A Offering, the Company amended and restated the certificate of incorporation to, among other things, effect a 9.3415-for-one stock split of our common stock, and the concurrent reclassification of our common stock into Class A common stock and create the Class A-1 common stock and the Class B common stock. All historical periods presented reflect the 9.3415-for-one stock split.

Registration Rights Agreement: On February 16, 2017, in connection with the 144A Offering, the Company entered into a registration rights agreement with FBR Capital Markets & Co. Under this registration rights agreement, the Company agreed, at its expense, to file with the SEC, no later than June 30, 2017, a shelf registration statement registering for resale the 8,797,500 shares of the Company’s Class A-1 common stock sold in the 144A Offering plus any additional shares of Class A-1 common stock issued in respect thereof whether by stock dividend, stock distribution, stock split, or otherwise, and to cause such registration statement to be declared effective by the SEC as soon as practicable but in any event within 180 days after the initial filing of such registration statement. All of the Class A-1 common stock will convert into Class A common stock upon effectiveness of a shelf registration statement for the resale of such shares. Investors in the 144A Offering will be entitled to make sales under such registration statement 60 days following the completion of this offering.

Up-C Restructuring: Prior to and in connection with the Crescent Merger, we effected a holding company merger whereby (i) a new corporate holding company was created (the “New Corporate Parent”) and (ii) our predecessor corporation became a wholly-owned subsidiary of the New Corporate Parent and converted into Rockwater LLC, a limited liability company, for which the New Corporate Parent acts as the managing member. The New Corporate Parent was renamed Rockwater Energy Solutions, Inc. after the reorganization was effected. In connection with such reorganization, the Company acquired by merger from the holders of the capital stock of our predecessor corporation all of the then-existing capital stock of our predecessor corporation in exchange for 30,200,482 shares of Class A common stock and 8,797,500 shares of Class A-1 common stock in the New Corporate Parent, each of which has the same characteristics as the capital stock of our predecessor corporation owned by those holders immediately prior to the reorganization and has substantially the same rights and obligations as the equivalent class of capital stock in effect immediately prior to the merger, as required by Delaware law. In accordance with Delaware law, no approval of our stockholders was required in connection with the establishment of a new holding company structure. The Up-C reorganization by our predecessor corporation was deemed a tax-free transaction under the Internal Revenue Code.

Crescent Merger: On March 31, 2017, the Company acquired 100% of the outstanding membership interests of Crescent Companies, LLC (“Crescent”), a privately-held oilfield services company that provides water and fluid management solutions to E&P companies principally in the Mid-Continent, Marcellus/Utica, Eagle Ford and Permian basins in exchange for cash of $39.3 million, Class A common stock of Rockwater, Class B common stock of Rockwater, and membership interests in RES LLC. The exchange of member interests by Rockwater LLC and Crescent was deemed a tax-free transaction under the Internal Revenue Code. Crescent’s primary operating entities were Crescent Services L.L.C. (“Crescent Services”) and Crescent Consulting L.L.C (“Crescent Consulting”). See Note 4.

Select Merger: On July 18, 2017, we entered into a merger agreement with Select Energy Services, Inc. (“Select”), in a stock-for-stock transaction. Under the terms of the Merger agreement, each share of Rockwater’s stock will be exchanged for 0.7652 shares of Select stock with similar rights and privileges of the respective Rockwater class of stock. The requisite stockholders of Select and Rockwater have approved the transactions. Select provides water and fluid management solutions to E&P companies in all major shale basins in the United States. On November 1, 2017, we closed the merger with Select. Upon closing, we satisfied our obligations under the Registration Rights Agreement with FBR Capital Markets & Co.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our significant accounting policies are disclosed in the consolidated financial statements for the years ended December 31, 2016 and 2015. There have been no significant changes to our accounting policies during the nine months ended September 30, 2017.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements include the accounts of Rockwater and its majority-owned subsidiaries and have been prepared on the same basis as our audited consolidated financial statements for the year ended December 31, 2016, in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial reporting. Certain information and note disclosures commonly included in annual financial statements have been omitted. Accordingly, the accompanying financial statements and notes should be read in conjunction with the Company’s annual consolidated financial statements and notes to consolidated financial statements. In the opinion of management, all material adjustments, which are of a normal and recurring nature necessary for a fair statement of the results for the periods presented, have been reflected. All significant intercompany transactions and accounts have been eliminated upon consolidation.

The historical consolidated financial statements are based on the financial statements of our predecessor, Rockwater Energy Solutions, Inc, prior to our corporate reorganization.

Noncontrolling Interest

Noncontrolling interest is comprised of the 11.6 % of RES LLC which we do not own. This noncontrolling interest is classified as a component of equity separate from our equity in the consolidated balance sheets.

Segment Reporting

The Company operates in two operating and reportable segments. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The Company’s chief operating decision maker assesses performance based on Adjusted EBITDA and allocates resources on the basis of the two reportable segments, Water Management and Completion & Specialty Chemicals.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based upon temporary differences between the carrying amounts and tax bases of the Company’s assets and liabilities at the balance sheet date, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period in which the change occurs. The Company records a valuation allowance in each reporting period when management believes that it is more likely than not that any deferred tax asset created will not be realized. The Company recorded valuation allowances of $39.5 million as of September 30, 2017 and $32.7 million as of December 31, 2016, against U.S. and Non-U.S. federal and local deferred tax assets.

Our effective income tax rates for first nine months of 2017 and 2016 were 22.2 % and (1%). The change in our effective rate is primarily attributable to a deferred tax benefit of $14.8 million caused by a $14.8 million reduction of the valuation allowance on the Company’s deferred tax assets upon recording a deferred tax liability of $14.8 million in the Crescent merger and recognizing a deferred tax benefit in the nine months ended September 30, 2017 in accordance with ASC 740.

The Company recorded an adjustment of $2.5 million to deferred tax liabilities on indefinite lived intangible assets as a result of the allocation of the tax bases in the Company’s assets and liabilities as of March 31, 2017 between the Company and the noncontrolling interest in RES LLC issued as consideration in the Crescent merger. The decrease in the deferred tax liability was recorded as an adjustment to additional paid-in capital on the balance at March 31, 2017 in accordance with ASC 740. See Note 4.

Recent Accounting Pronouncements

In May 2017, the Financial Accounting Standards Board (“the FASB”) issued Accounting Standard Update (“ASU”) 2017-09, “Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting,” which clarifies what constitutes a modification of a share-based payment award. This update is effective for fiscal years and interim periods within fiscal years beginning after December 15, 2017, with early adoption permitted. We do not anticipate the adoption of this ASU will have material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business. The objective of the guidance is to help companies and other organizations which have acquired or sold a business to evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The requirements in this update are effective during annual periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted under certain circumstances. The Company is currently evaluating the impact this guidance will have on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. To simplify the subsequent measure of goodwill, the amendments in this ASU eliminate Step two from the goodwill impairment test. An entity will no longer be required to calculate the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if the reporting unit had been acquired in a business combination to determine the impairment of goodwill. The amendments in this ASU will now require goodwill impairment to be measured by the amount by which the carrying value of the reporting unit exceeds its fair value. The guidance in this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Upon adoption, an entity shall apply the guidance in this ASU prospectively with early adoption permitted for annual goodwill tests performed after January 1, 2017. We do not anticipate the adoption of this ASU to have a material impact on our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments which is effective for the Company for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The amendments in this update are intended to clarify cash flow treatment of eight specific cash flow issues with the objective of reducing diversity in practice. Early adoption is permitted, including adoption in an interim period. An entity that elects early adoption must adopt all of the amendments in the same period. These are clarifications of diversity in disclosures practices and we do not anticipate the adoption of this ASU will have material impact on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606): Section A—Summary and Amendments That Create Revenue from Contracts with Customers (Topic 606) and Other

Assets and Deferred Costs—Contracts with Customers (Subtopic 340-40), which will supersede most of the existing revenue recognition requirements in U.S. GAAP. Under this guidance, an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. This guidance also requires more detailed disclosures to enable users of the financial statements to understand the nature, amount, timing, and uncertainty, if any, of revenue and cash flows arising from contracts with customers. In August 2015, the FASB voted to defer the effective date to annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018, and must be adopted using either a full retrospective method or a modified retrospective method. This guidance was updated in April and May of 2016, when the FASB issued ASU 2016-10 and 2016-12, respectively—Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing and Narrow-Scope Improvements and Practical Expedients. Accounting Standards Update 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. The Company is in the process of determining if this pronouncement will have a material impact on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The purpose of this update to is to simplify overly complex areas of GAAP, while maintaining or improving the usefulness of the information. The areas for simplification in this update involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This update is effective for the Company in annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Company is in the process of determining if this pronouncement will have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize all leases, including operating leases, on the balance sheet as a lease asset or lease liability, unless the lease is a short-term lease. The new guidance will also require significant additional disclosures about the amount, timing and uncertainty of cash flows from leases. The requirements in this update are effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted and a number of optional practical expedients may be elected to simplify the impact of adoption. Upon adoption, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective transition approach. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which provides that an entity that measures inventory by using first-in, first-out or average cost should measure inventory at the lower of cost and net realizable value, rather than at the lower of cost or market. Net realizable value is the estimated selling prices of such inventory in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The requirements in this update are effective during annual periods beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments in this Update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The adoption of this update did not have a material impact on the Company’s consolidated financial statements.

NOTE 3—CORRECTION OF AN ERROR WITHIN THE PREVIOUSLY ISSUED FINANCIAL STATEMENTS

During the third quarter 2017, we identified an error in the calculation of the ownership percentage of the Noncontrolling interests issued in the acquisition of Crescent.  As a result of this error, there were certain misclassifications within the consolidated Statement of Changes in Shareholders’ Equity resulting in an overstatement of non-controlling interest and understatement of additional paid in capital of $16.3 million  as of March 31, 2017. We have determined that this misclassification is not material to the previously reported interim financial statements for the periods ended March 31, 2017 and June 30, 2017 and have corrected the Statement of Changes in Shareholders’ Equity in the current period.  The impact of this error was recorded in the current period and resulted in a decrease to Net Loss of $600 thousand , which was considered to be immaterial.  These errors had no effect on net cash provided by (used in) operating, investing or financing activities on the Company’s Statement of Cash Flows for the three months or six months ended March 31, 2017 and June 30, 2017, respectively.

NOTE 4—BUSINESS COMBINATION AND DIVESTITURES

Business Combination

On March 31, 2017, the Company acquired 100% of the outstanding membership interests of Crescent Companies, LLC in exchange for cash and equity interests of the Company and RES LLC.

The Company accounted for this transaction using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805 (“ASC 805”), Business Combinations. Under the acquisition method of accounting, assets acquired and liabilities assumed in connection with the acquisition have been recorded based on their fair values. The company finalized the purchase price allocation in September 2017. The valuation of these assets and liabilities are classified as Level 3 within the fair value hierarchy.

The total consideration for the acquisition consisted of 4,105,998 shares of the Company’s Class A common stock, 5,693,258 RES LLC Units and 5,693,258 shares of the Company’s Class B common stock and cash consideration of $39.3 million to settle Crescent’s outstanding indebtedness as a condition of closing, subject to certain working capital and other adjustments at closing. The acquisition date fair value of the consideration transferred totaled $205.9 million, which consisted of the following (in thousands):

Repayment of Crescent’s outstanding indebtedness	$39,300
RES LLC Units and Class B common stock issued	96,785
Class A common stock issued	69,802
Total	$205,887

Certain of the former members of Crescent received shares of the Company’s Class A common stock whereas other former members of Crescent received both a RES LLC Unit and corresponding share of the Company’s Class B common stock, the combination of which provides the same economic and voting rights of the Company’s Class A common stock.  The RES LLC units are exchangeable into shares of Class A common stock on a one-for-one basis at the discretion of the holder, upon such exchange the corresponding share of Class B common stock will be forfeited, thus providing the holder with the same economic and voting rights on a pre- and post-exchange basis. Both the fair value of the 4,105,998 Class A common shares and the combination of the 5,693,258 RES LLC Units and Class B common shares was $17.00 per share based on the Company’s offering price of the 144A Offering earlier in the same month.

The following table summarizes the final fair values of the assets acquired and liabilities assumed:

	Preliminary Purchase Price Allocation	Adjustments	Final Purchase Price Allocation
	(in thousands)
Cash	$189	—	$189
Accounts receivable trade	30,103	—	30,103
Inventories	394	—	394
Prepaid expenses and other current assets	1,169	—	1,169
Property, plant and equipment	28,108	—	28,108
Other noncurrent assets	160	—	160
Intangibles	48,705	—	48,705
Total identifiable assets acquired	108,828	—	108,828
Accounts payable	9,934	(294)	9,640
Accrued liabilities and other current liabilities	6,366	—	6,366
Deferred income taxes	14,372	440	14,812
Total liabilities assumed	30,672	146	30,818
Net identifiable assets acquired	78,156	(146)	78,010
Goodwill	127,731	146	127,877
Net assets acquired	$205,887	—	$205,887

Intangible assets related to the acquisition of Crescent consisted of the following (in thousands):

	Estimated useful life
	(in Years)	Fair value
Customer lists and relationships	10	$38,033
Trade name	5	10,672
Total Intangible assets		$48,705
Weighted average life of finite-lived intangibles	5

For the valuation of the Customer relationship intangible assets, management used the income-based approach using a multi-period excess earnings method and management’s estimates of the future cash flows of Crescent Services and Crescent Consulting. Customer relationship intangible assets of $18.0 million and $20.0 million were attributed to Crescent Services and Crescent Consulting, respectively.

For the valuation of the Trade name intangible assets, management used the income-based approach using the relief from royalty method. Trade name intangible assets of $4.2 million and $6.5 million were attributed to Crescent Services and Crescent Consulting, respectively.

Goodwill is calculated as the excess of the consideration transferred over the fair value of the net assets acquired. The goodwill is primarily attributable to expected synergies related to the Water management segment. All of the goodwill is expected to be deductible for income tax purposes. The entire amount of the goodwill was allocated to the Water Management segment for purpose of evaluating future goodwill impairment.

The Company recognized $2.0 million of acquisition-related costs that were expensed during the nine months ended September 30, 2017. These costs are included in the accompanying consolidated statements of operations and comprehensive loss in selling, general and administrative expenses for the nine months ended September 30, 2017.

The Company’s consolidated statement of operations and comprehensive loss include revenues of $87.8 million and net income of $7.2 million, respectively, from Crescent’s Operations from the date of acquisition on March 31, 2017 to September 30, 2017.

The following combined unaudited pro forma information assumes the acquisition of Crescent’s Operations occurred on January 1, 2016. The unaudited pro forma information presented below is for illustrative purposes only. The information is not indicative of results that would have been achieved had the Company controlled Crescent’s operations during the periods presented or the results that the Company will experience going forward. The pro forma net loss for the nine months ended September 30, 2017, includes a $64.2 million loss on disposal of Crescent Consulting, $1.6 million of non-recurring transaction expenses and $2.8 million of employee related costs incurred in connection with the Crescent merger.

	Nine Months Ended September 30,
	2017	2016
	(in thousands)
Revenues	$525,190	$280,187
Net loss	(81,399)	(86,127)
Net loss attributable to noncontrolling interest	(6,789)	—
Net loss attributable to Class A-1 common stockholders	(11,916)	—
Net loss attributable to Class A common stockholders	(62,694)	(86,127)
Class A-1- Basic and Diluted loss per share	(1.84)	—
Class A- Basic and Diluted loss per share	(1.84)	(2.63)

Divestiture

In connection with the merger agreement entered into with Select on July 18, 2017 (see Note 1 Nature of Operations and Combination), we completed the sale of Crescent Consulting L.L.C. (“Crescent Consulting”) on September 22, 2017, which was included in our Water Management segment. The merger agreement with Select provided as a condition precedent to Select’s obligation to consummate the merger that we complete the divestiture of Crescent Consulting prior to the closing. The net consideration received in the sale was approximately $7.3 million in cash.

The sale of Crescent Consulting was accounted for in accordance with ASC Topic 360 (“ASC 360”), Impairment or Disposal of Long-Lived Assets. The assets and liabilities of the Crescent Consulting on the date of sale, including definite-lived intangible assets, were included in the disposal group for purposes of applying the guidance of ASC 360 with the exception of goodwill which is not within the scope of ASC 360.  The carrying amount of the definite-lived intangible assets represents the estimated fair value of the definite-lived intangible assets attributed to Crescent Consulting at March 31, 2017 of approximately $26.5 million, as discussed above, and reduced by amortization expense from March 31, 2017 through July 31, 2017. In accordance with ASC 360, Crescent Consulting was classified as held-for-sale on July 31, 2017, the date the criteria for held-for-sale classification were met; therefore, we did not recognize depreciation or amortization expense on the fixed assets and definite-lived intangible assets after July 31, 2017.

In accordance with ASC Topic 450 (“ASC 450”), Intangibles-Goodwill and Other, goodwill of $40.7 million was included in the disposal group as Crescent Consulting met the definition of a “business” under ASC 805. We estimated goodwill attributable to Crescent Consulting, which was not integrated with other lines of business, on the acquisition date following the residual method of determining goodwill established by ASC 805. In applying the residual method, we allocated $68.5 million of the $205.9 million acquisition date fair value to Crescent Consulting by using our estimates of the future cash flows for the acquired businesses. The $68.5 million acquisition date fair value included $40.7 million in goodwill based upon the relative fair value of the acquired assets and liabilities of Crescent Consulting.

The following table summarizes the carrying amount of the major classes of assets and liabilities of the disposal group at September 22, 2017:

(in thousands)
Cash	$2,233
Accounts receivable trade	5,896
Prepaid expenses and other current assets	6
Total current assets	8,135

Property, plant and equipment	799
Goodwill	40,681
Intangibles, net of accumulated amortization	25,479
Total noncurrent assets	66,959
Total assets	75,094

Accounts payable	141
Accrued liabilities and other current liabilities	938

Total current liabilities	1,079
Total Net assets of the disposal group	$74,015

In connection with the sale, we recognized a $64.2 million loss on sale of the Crescent Consulting.

NOTE 5—FAIR VALUE MEASUREMENTS

The Company follows the framework for measuring fair value under U.S. GAAP. This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Hierarchical levels, as defined in this guidance, directly relate to the amount of subjectivity associated with the inputs to fair valuations of the Company’s assets and liabilities, as follows:

•                  Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•                  Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates), and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•                  Level 3—Inputs that are both significant to the fair value measurement and unobservable. Unobservable inputs reflect the Company’s judgment about assumptions market participants would use in pricing the asset or liability.

The Company incurred a contingent consideration obligation in relation to the Neohydro Corp. (Neohydro) acquisition in 2014. Changes in the fair value of the contingent consideration obligation may result from changes in the terms of the contingent payments, discount periods and rates; the timing and amount of earnings before interest, taxes, depreciation, and amortization (EBITDA) estimates; and probability assumptions with respect to the timing and likelihood of achieving a positive EBITDA for the period from July 1, 2014 through December 31, 2018. It is reasonably possible that the estimate of the contingent liability could change in the near term, based upon a failure to achieve a positive EBITDA or other payment conditions. At each reporting date, we are required to revalue the contingent consideration obligation to the estimated fair value and recognize changes in fair value within selling, general, and administrative expense in the accompanying consolidated statements of operations and comprehensive loss. See Note 11.

The Company had the following liabilities measured at fair value on a recurring basis as of September 30, 2017 and December 31, 2016 (in thousands):

	Level 1	Level 2	Level 3	Total
September 30, 2017
Contingent consideration	$—	$—	$114	$114

	Level 1	Level 2	Level 3	Total
December 31, 2016
Contingent consideration	$—	$—	$259	$259

The following tables summarize the activity of the contingent consideration utilizing Level 3 fair value measurements (in thousands):

2017
Fair value at January 1	$259
Acquisitions	—
Settlements and other	—
Changes in fair value	(145)
Fair value at September 30	$114

2016
Fair value at January 1	$705
Acquisitions	—
Settlements and other	31
Changes in fair value	(477)
Fair value at December 31	$259

The remeasurement of the fair value of the contingent consideration obligation resulted in a non-cash credit to Other income (expense) of $0.1 million and $0.4 million in the consolidated statement of operations and comprehensive loss for the nine months ended September 30, 2017 and 2016, respectively.

The Carrying amounts of the Company’s current financial instruments, which include cash and cash equivalents, accounts receivables trade, accounts payables and accrued liabilities, approximate fair value at September 30, 2017 and December 31, 2016, due to the short-term maturity of these instruments.

At September 30, 2017, the carrying value of the Company’s debt under its revolving credit facility was $78.2 million. The debt incurs interest at a variable interest rate and, therefore, the carrying amount approximates fair value. The fair value of the debt is classified as a Level 2 measurement because interest rates charged are similar to other financial instruments with similar terms and maturities. The fair value of the Company’s other debt is reported in Note 10.

NOTE 6—INVENTORIES

Inventories, which are comprised of chemicals and materials available for resale and parts and consumables used in operations, are valued at the lower of cost and net realizable value, with cost determined under the weighted-average method. The significant components of inventory are as follows (in thousands):

	September 30, 2017	December 31, 2016
Raw materials	$10,929	$12,268
Finished goods	37,257	19,092
Other	2,532	1,745
	50,718	33,105
Inventory reserve	(6,477)	(9,206)
	$44,241	$23,899

During the nine months ended September 30, 2017 and 2016, the Company incurred charges of $0 and $0.5 million, respectively, to state inventory at the lower of cost or net realizable value, which were recognized within cost of sales on the accompanying consolidated statements of operations and comprehensive loss. These charges were due to the identifiable market prices of certain guar inventories, which fell below the Company’s cost of the product.

During the nine months ended September 30, 2017 and 2016, the Company recorded charges to the reserve for excess and obsolete inventory in the amount of $0.1 million and $0.5 million, respectively, which were recognized within cost of sales on the accompanying consolidated statements of operations and comprehensive loss. The reserve for excess and obsolete inventories is determined based on the Company’s historical usage of inventory on hand, as well as future expectations, and the amount necessary to reduce the cost of the inventory to its estimated net realizable value. During the nine months ended September 30, 2017, the Company’s reserve decreased by $2.8 million related to sale of previously reserved inventory.

NOTE 7—PROPERTY, PLANT, AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION

Major classifications of property, plant, and equipment and their respective estimated useful lives are as follows (in thousands):

	Estimated Useful Lives	September 30, 2017	December 31, 2016
Land	Indefinite	$13,660	$13,140
Buildings and leasehold improvements	1–39 years	33,474	30,052
Computers and office equipment	3–7 years	13,879	13,446
Completion & Specialty Chemicals—machinery and equipment	5–12 years	23,040	22,461
Water management—machinery and equipment	3–15 years	227,860	202,242
Automobiles, trucks, and trailers	4–7 years	152,569	151,650
		464,482	432,991
Less accumulated depreciation		(313,343)	(287,228)
		151,139	145,763
Construction in progress		9,489	1,788
Property, plant, and equipment, net		$160,628	$147,551

During the nine months ended September 30, 2017 and 2016, depreciation expense was $34.8 million and $33.4 million, respectively.

During the nine months ended September 30, 2016, the Company reviewed certain field fluids logistics machinery and equipment used in its operations in Canada that are included in our Water Management segment. Based on this evaluation, the Company determined that long-lived assets with a carrying value of $1.3 million were no longer recoverable and were written down to their estimated fair value of $0.3 million.

Rockwater is obligated under various capital leases for certain vehicles and equipment that expire at various dates during the next five years. The gross amount of equipment and related accumulated depreciation recorded under capital leases and included above consisted of the following (in thousands):

	Estimated Useful Lives	September 30, 2017	December 31, 2016
Equipment	5–12 years	$1,006	$716
Automobiles, trucks, and trailers	4–7 years	5,120	5,306
		6,126	6,022
Less accumulated depreciation		(2,419)	(890)
		$3,707	$5,132

Depreciation of assets held under capital lease for the nine months ended September 30, 2017 and 2016 was $1.6 million and $0.4 million, respectively, and is included in depreciation and amortization expense in the accompanying consolidated statements of operations and comprehensive loss.

NOTE 8—GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in the amount of goodwill for the nine months ended September 30, 2017 and twelve months December 31, 2016, are as follows (in thousands):

	Water Management	Completion & Specialty Chemical	Total
Goodwill balance as of January 1, 2016	$185,755	$22,222	207,977
Impact of foreign currency translation	1,676	—	1,676
Goodwill balance as of December 31, 2016	$187,431	$22,222	209,653
Acquisition of Crescent	127,877	—	127,877
Sale of Crescent Consulting (See Note 4)	(40,681)	—	(40,681)
Impact of foreign currency translation	4,542	—	4,542
Goodwill balance as of September 30, 2017	$279,169	$22,222	301,391

During the nine months ended September 30, 2017, in connection with sale of Crescent Consulting, goodwill of $40.7 million was included in the disposal group as defined by ASC 360 and included in the determination of the Loss on Sale of Crescent Consulting on the accompanying consolidated statement of operations and comprehensive loss. See Note 4.

Intangible Assets

At September 30, 2017 and December 31, 2016, intangible assets consisted of the following:

	September 30, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Amortizable Intangibles	Amortization Period
	(in thousands)			(In Years)
Customer relationships	$105,560	$(76,094)	$29,466	5–10
Patents and technology	2,738	(1,017)	1,721	15–18
Intellectual property	8,355	(4,650)	3,705	15–20
Trademarks	4,176	(809)	3,367	5
	$120,829	$(82,570)	$38,259

	December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Amortizable Intangibles	Amortization Period
	(in thousands)			(In Years)
Customer relationships	$86,906	$(69,109)	$17,797	5–10
Patents and technology	2,340	(874)	1,466	15–18
Intellectual property	8,355	(4,484)	3,871	15–20
	$97,601	$(74,467)	$23,134

Our intangible assets include patents, customer relationships, intellectual property and trademarks, and are subject to amortization. The Company evaluates the remaining useful life in each reporting period to determine whether events and circumstances warrant a revision of the remaining period of amortization. If the estimate of an intangible asset’s remaining life is changed, the remaining carrying amount of such asset is amortized over that revised remaining useful life. Intangible assets obtained in the Crescent merger consisted of Customer relationships and Trade names that will be amortized over estimated useful lives of five years.

During the nine months ended September 30, 2017, in connection with sale of the Crescent Consulting, $25.5 million in customer relationship and tradename intangible assets were included in the disposal group in which determined the Loss on Sale of Crescent Consulting on the accompanying consolidated statement of operations and comprehensive loss. See Note 4.

Amortization expense was $8.1 million and $6.2 million for the nine months ended September 30, 2017 and 2016, respectively.

NOTE 9—ACCRUED LIABILITIES AND OTHER CURRENT LIABILITIES

Accrued liabilities and other current liabilities consist of the following (in thousands):

	September 30, 2017	December 31, 2016
Accrued accounts payables	$21,841	$9,985
Wages, benefits and taxes	9,403	6,207
Restructuring costs	3,139	3,338
Property taxes payable	2,394	1,881
Other	6,537	2,646
	$43,314	$24,057

NOTE 10—CREDIT FACILITIES, NOTES PAYABLE, AND CAPITAL LEASE OBLIGATIONS

Credit facilities, notes payable, capital lease obligations and lines of credit consist of the following (in thousands):

	September 30, 2017	December 31, 2016
Senior secured credit facility	$78,200	$100,381
Capital lease obligations	3,771	5,200
Total due to unrelated third-parties	81,971	105,581

Due to former owners
Note payable to former owner of Benchmark, interest at 7%	—	10,175
Total due to former owners	—	10,175
Total long-term debt	81,971	115,756
Less current capital lease obligation	2,133	2,028
Less current portion of long-term debt	—	10,175
Long-term debt and capital lease obligations, net of current portion	$79,838	$103,553

The Company has a senior secured credit facility with several financial institutions originally executed on June 1, 2011 which has been amended over time. The credit facility was amended on March 9, 2015 to reduce the total facility from $440.0 million to $335.0 million, the $100 million U.S. Tranche B Commitments were terminated, the Canadian Commitments remained at $15.0 million, and the maturity date was extended to March 9, 2019. Effective December 2, 2015, the Company further amended its senior secured credit facility. Under this amendment, the U.S. Commitments were reduced from $335.0 million to $172.5 million, the Canadian Commitments were reduced from $15.0 million to $7.5 million, and the maturity date was amended to April 30, 2018.

Effective August 9, 2016, the U.S. Commitments were reduced from $172.5 million to $167.2 million since the Company did not meet the minimum Interest Coverage Ratio threshold of 1.25 to 1.00 as required by the senior secured credit facility for the quarter ended June 30, 2016. Under the terms of the agreement, the Company’s majority owner was required to make an equity contribution, as determined by the credit agreement, of $5.3 million at which time the Company became compliant with the financial covenants of the credit agreement.

2017 Credit Facility Amendments

Effective January 20, 2017, we entered into Agreement and Amendment No. 2 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent, HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of December 2, 2015. The amendment was effected to:

(i)                  modify the borrowing base such that availability thereunder is determined using outstandings other than undrawn letters of credit for the remaining life of the facility. At December 31, 2016, we had outstanding undrawn letters of credit of $4.7 million;

(ii)               limit the outstanding loans to no more than $150 million if the interest coverage ratio was not at least 1.50 to 1 as of the end of the most recently reported fiscal quarter;

(iii)            include an exception providing that an audit opinion expressing a “going concern” or like qualification or exception with respect to, or resulting from, a potential inability to satisfy any financial covenant would not be a breach of the credit facility;

(iv)           add a carry-over provision such that any unused amount of the 2016 capital expenditures limitation may be carried over into 2017. The aggregate 2017 limitation was amended to $8 million plus any such carry-over amount;

(v)              amend the equity cure provision to eliminate the condition that there shall be at least two fiscal quarters in a four fiscal quarter period with no cure and reset the number of cures available for the remaining life of the facility to three.

In exchange for the above mentioned amendment terms, the US tranche commitment was reduced by $5 million.

On January 22, 2017, we entered into Agreement and Amendment No. 3 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent, HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of January 20, 2017. The amendment was effected to update certain references to our majority owner.

On February 16, 2017, we entered into Agreement and Amendment No. 4 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent, HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of January 22, 2017. The amendment was effected to:

(i)                  extend the maturity date to April 30, 2019.

(ii)               reduce the U.S. Commitments from $162 million to $95 million.

(iii)            reduce the Canadian Commitments from $7.5 million to $5 million.

(iv)           remove the borrowing base limitations for both the US and Canada lines of credit (but if outstanding loans and letters of credit are 50% or more of the credit facility, the outstandings may not exceed two-thirds of the net book value of accounts receivable, inventory and equipment).

(v)              amend the leverage ratio (as defined in the credit facility) of not more than 3.50 to 1.00 for the fiscal quarters beginning June 30, 2017 but prior to December 31, 2018. This ratio changes to 3.00 to 1.00 on or after December 31, 2018.

(vi)           amend the interest coverage ratio (as defined in the credit facility) of 2.50 to 1.00 for the fiscal quarters ending March 31, 2017 and June 30, 2017 and 3.00 to 1.00 for each fiscal quarter ending after June 30, 2017.

(vii)        amend the total capital amount of permitted expenditures to not more than $25 million for 2017 and for each year thereafter, if leverage exceeds 3.0x, 75% of consolidated EBITDA for the immediately prior fiscal year.

On March 17, 2017, we entered into Agreement and Amendment No. 5 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent, HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of February 16, 2017. The amendment was effected to update certain references to the acquisition of Crescent.

Concurrent with the closing of the 144A Offering, all the outstanding borrowings under the credit agreement were repaid on February 16, 2017.

In connection with our first quarter 2017 amendment to our senior secured credit facility, we incurred debt issuance costs of $1.7 million.

In conjunction with amending the senior secured revolving credit facility, $0.9 million and $0.7 million of debt finance costs were amortized to interest expense for the nine months ended September 30, 2017 and nine months ended September 30, 2016, respectively.

Availability under the credit facility, considering the covenants discussed above, was approximately $16.1 million at September 30, 2017. The Company was in compliance with the aforementioned financial covenants at September 30, 2017.

Amounts outstanding under the credit facility at September 30, 2017 and December 31, 2016 were $78.2 million and $100.4 million, respectively. Interest is payable monthly, on the date any Advance is paid in full and on the maturity date. Amounts outstanding are collateralized by a general security agreement over the Company’s assets and the terms of this agreement restrict the Company’s ability to sell, transfer, or encumber such assets. The Company is also subject to various financial and other covenants under the terms of its credit facility, which, among other things, impose limitations on investments, acquisitions, dispositions, capital expenditures and the incurrence of additional debt. The weighted-average interest rate at September 30, 2017 and December 31, 2016 was 5.50% and 5.03%, respectively. Interest is computed using the one-month London Interbank Offered Rate (LIBOR), in addition to an applicable margin between 2.5% and 4.5% (with the applicable margin depending upon the Company’s ratio of the total funded debt to EBITDA, as defined in the credit agreement). Letters of credit outstanding under the credit facility totaled $5.7 million at September 30, 2017 and $4.7 million at December 31, 2016.

The Company’s completion chemicals company formerly known as Benchmark had a subordinated note to its former owner. The subordinated note was due January 21, 2017, and bore interest at 7.0%, payable quarterly. The fair value of this note at December 31, 2016 was $10.2 million. Concurrent with the closing of the 144A Offering, this note was repaid on February 16, 2017.

NOTE 11—COMMITMENTS AND CONTINGENCIES

Letters of Credit and Guarantees

The Company has a $5.7 million standby letter of credit to guarantee the Company fulfills certain workers compensation and auto liability insurance requirements.

Litigation

The Company is subject to a number of lawsuits and claims arising out of the conduct of its business. The ability to predict the ultimate outcome of such matters involves judgments, estimates, and inherent uncertainties. Based on a consideration of all relevant facts and circumstances, including applicable insurance coverage, we do not expect that the ultimate outcome of any currently pending lawsuits or claims against the Company will have a material adverse effect on the consolidated financial position, results of operations, or cash flows; however, there can be no assurance as to the ultimate outcome of these matters.

We are under investigation by the U.S Attorney’s Office for the Middle District of Pennsylvania and the Environmental Protection Agency. It is alleged that certain employees at some of our facilities altered emissions controls systems on approximately 4% of the vehicles in our fleet in violation of the Clean Air Act. The Company is cooperating with the relevant authorities to resolve the matter. At this time no administrative, civil or criminal changes have been brought against the Company and we cannot estimate the possible fines and penalties that may be levied against the Company.

The Company insures against risks arising from business, to the extent deemed prudent by management and to the extent insurance is available, but no assurance can be given that the nature and amount of that insurance will be sufficient to fully indemnify against liabilities arising out of pending or future legal proceedings or other claims. Some of the Company’s insurance policies contain deductibles or self-insured retentions in amounts we deem prudent and for which the Company is responsible for payment. In determining the amount of policy retentions and/or deductibles, it is the Company’s policy generally to retain those losses that are predictable, measurable, and recurring in nature, such as claims for general liability and workers’ compensation.

Monolyte Litigation and Related Matters

The Company and certain subsidiaries are named defendants in two pending lawsuits arising from a November 2012 fire at a chemical facility owned and operated by Monolyte in Slaughter, Louisiana. The Company previously acquired certain assets from Monolyte in 2011 and purchased products from Monolyte’s Slaughter facility. The lawsuits generally name certain Company subsidiaries, as well as Monolyte, its owner, its primary insurer, and the landowner/lessor of the Monolyte site, as defendants.

The two lawsuits are identical except for the fact that one was filed in East Feliciana Parish on November 18, 2013 and the other was filed in East Baton Rouge Parish on September 24, 2013. The plaintiffs allege that they lived near the Monolyte facility and suffered personal injuries and property damage as a result of emissions from the facility fire which occurred in November, 2012, and subsequent cleanup operations.

The Company has notified its insurer of these claims and is vigorously defending against each such claim. Reef Services Holdings, Inc. has been served but no other defendants have been served. There has been no discovery in the case and a trial date has not yet been set.

At this time, although management is unable to reasonably estimate any potential financial impact associated with this litigation, the Company does not expect it to result in a material adverse effect on the Company’s consolidated financial condition or results of operations.

Contingent Consideration

In 2014, the Company acquired 100% of the equity interests in Neohydro. Neohydro owned certain water treatment intellectual property and technology that supports the Company’s water reuse service line in all markets where it operates. The Company paid aggregate consideration of approximately $0.8 million in cash, a $1.0 million note payable, and certain contingent consideration of up to $2.0 million.

The aggregate earn-out opportunity of up to $2.0 million for the period from July 1, 2014 through December 31, 2018 (Payout Period) is based on the water reuse service line’s EBITDA during each measurement period within the Payout Period. The seller will receive 18.5% of the positive EBITDA generated by the water reuse service line during the measurement periods, subject to an annual true-up and certain other specified conditions, up to $2.0 million in aggregate. The contingent consideration must be calculated and paid quarterly, and is subject to true-up at the end of the measurement periods. We determined the estimated fair value of the contingent consideration obligation based on a probability-weighted income approach derived from EBITDA estimates and probability assessments with the likelihood of achieving positive EBITDA. As of September 30, 2017 and 2016, the fair value of the contingent consideration was $0.1 million and $0.4 million, respectively, and is included in other long-term liabilities on the accompanying consolidated balance sheets.

NOTE 12—SHAREHOLDERS’ EQUITY

On March 9, 2017, in connection with the completion of its 144A Offering, the Company’s authorized capital stock consisted of 30,000,000 shares of Class A-1 common stock, of which 8,797,500 are issued and outstanding; 250,000,000 shares of Class A common stock, $0.01 par value per share, of which 34,482,060 are issued and outstanding; 120,000,000 shares of Class B common stock, $0.01 par value per share, of which 5,693,258  shares are issued and outstanding; and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding.

Common Stock

Holders of our A-1 common stock, Class A common stock and Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of our A-1 common stock and Class A common stock do not have cumulative voting rights in the election of directors.

Each share of Class B common stock has no economic rights but entitles its holder to one vote on all matters to be voted on by our stockholders generally. Holders of our Class A-1 common stock, Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval., except with respect to (i) the selection by holders of our Class A-1 common stock of two  new independent director pursuant to terms of the registration rights agreement, in which case the holders of our Class A-1 common stock shall vote independently and as a separate class without the holders of other classes of our common stock and (ii) the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A-1 common stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

Holders of our Class A-1 common stock issued in the 144A Offering are entitled to receive special stock dividends that will accrue and be payable only in additional shares of Class A-1 common stock if certain conditions are not met for a period not to exceed three years.  Shares of Class A-1 common stock will automatically convert into shares of Class A common stock on a one-for-one basis at the earlier of the effectiveness of a registration statement filed to permit resales of such shares or the date on which special stock dividends have accrued for three years. Shares of class A-1 common stock have been classified as permanent equity within the condensed consolidated balance sheet as of September 30, 2017 in accordance with the provisions of ASC 480.

Holders of our Class B common stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and (ii) a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock. Holders of our Class B common stock do not have any right to receive a distribution upon our liquidation or winding up. Shares of class B common stock have been classified as permanent equity within the condensed consolidated balance sheet as of September 30, 2017 in accordance with the provisions of ASC 480.

Preferred Stock

Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

NOTE 13—EMPLOYEE BENEFIT PLANS

The Company maintains separate employee savings plans for specified eligible employees, such as 401(k) savings plans for U.S. employees and Registered Retirement Savings Plans for Canadian employees. The Company made employer contributions either at their discretion or as a matching percentage, as defined by the respective plan agreements. Such contributions are reported within selling, general, and administrative expense and cost of sales in the accompanying consolidated statements of operations and comprehensive loss. The Company made $0.3 million and $0 in employer contributions for the nine months ended September 30, 2017 and 2016, respectively.

NOTE 14—SHARE-BASED COMPENSATION

Amended and Restated 2017 Long-Term Incentive Plan: Effective February 16, 2017, in connection with the 144A Offering, the Company amended and restated the 2011 Plan, which was renamed the 2017 Plan. The 2017 Plan is an omnibus equity incentive plan for the employees, consultants and the directors of the Company and its affiliates who perform services for us. All outstanding restricted stock awards and stock option awards granted under the 2011 Plan will continue to be subject to the terms and conditions of the 2011 Plan and applicable award agreements.

The 2017 Plan increased the aggregate maximum number of shares of our Class A common stock reserved for delivery pursuant to awards under the 2011 Plan by a number of shares equal to the sum of (i) 3,899,798, (ii) plus 10% of any shares of our Class A common stock sold by the Company in this offering, (iii) plus 10% of the number of shares of our capital stock paid as consideration to the seller(s) in connection with any acquisition by the Company that is consummated on or before February 16, 2018. If an award under the 2017 Plan is forfeited, settled for cash or expires without the actual delivery of shares, any shares subject to such award will again be available for new awards under the 2017 Plan.

In addition, 40% of the total number of shares of our Class A common stock reserved under the 2017 Plan shall be available for the grant of restricted stock unit awards (which are settled in shares of our Class A common stock) while the total number of shares of our Class A common stock reserved under the 2017 Plan shall be available for the grant of incentive stock options

Stock Options

Rockwater Share-Based Compensation Plan

The exercise price of each option is the estimated fair value of the Company’s stock at the date of grant. The Company’s share price was valued at the grant date based on a combination of income and market approaches, which are highly complex and sensitive. The income approach involves the use of a discounted cash flow method, with the cash flow projections discounted at an appropriate discount rate. The market approach involves the use of comparable public companies market multiples in estimating the fair value of the Company’s stock. Options may be exercised over a ten-year period and generally vest annually in equal increments over three or four years. The Company’s policy for issuing stock upon a stock option exercise is to issue new shares.

The following table reflects changes during the nine month period and summary of Rockwater stock options outstanding at September 30, 2017:

	Number of Shares	Weighted- Average Exercise Price	Remaining Weighted-Average Contractual Life in Years	Intrinsic Value
				(in thousands)
Balance at December 31, 2016	1,417,672	$8.30	8.99	$—
Granted	23,551	17.00
Exercised	—	—
Forfeited	(18,504)	9.87
Total outstanding at September 30, 2017	1,422,719	8.42	8.26	12,201
Options exercisable	333,090	12.74	5.60	1,418

Acquired Companies Share-Based Compensation Plans

Stock options related to the Acquired Companies, which were granted prior to the creation of Rockwater, converted into Rockwater options at the Combination on June 1, 2011 and continue to be outstanding and are disclosed below. Since the inception of Rockwater, only Rockwater stock options have been granted.

The exercise price of each option is the estimated fair value of the Company’s stock at the date of grant. Options may be exercised over either a seven or a ten-year period and vest annually in equal increments over three or four years. The Company’s policy for issuing stock upon a stock option exercise is to issue new shares.

The following table reflects changes during the nine month period and summary of related stock options issued by the Acquired Companies at September 30, 2017:

	Number of Shares	Weighted- Average Exercise Price	Remaining Weighted-Average Contractual Life in Years	Intrinsic Value
				(in thousands)
Balance at December 31, 2016	1,936,422	$10.77	3.91	$—
Granted	—	—
Exercised	—	—
Forfeited	(30,184)	12.76
Total outstanding at September 30, 2017	1,906,238	10.74	3.22	11,935
Options exercisable	1,906,238	10.74	3.22	11,935

Restricted Stock

Restricted stock issued generally vests ratably over a three- or four-year period from the date of grant, depending on the terms of the specific grant. The following table reflects changes during the nine month period and summary of Rockwater’s restricted stock status at September 30, 2017:

Number of Shares
Non-vested at the beginning of period	317,902
Granted	195,074
Vested	(74,244)

Forfeited	(3,461)

Non-vested at the end of the period	435,271

The weighted-average grant-date fair value of the restricted stock was $17.00 per share during the nine months ended September 30, 2017. The total fair value of restricted stock vested during the nine months ended September 30, 2017 was $1.0 million.

Total Share-based Compensation Expense

It is the Company’s policy to recognize compensation expense on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. For all of the plans combined, the total amount of compensation expense recorded was approximately $3.0 million and $1.8 million for the nine months ended September 30, 2017 and 2016, respectively. As of September 30, 2017, the Company expects to record compensation expense of approximately $4.1 million over the remaining vesting term of the restricted stock and options of approximately three years. Future restricted stock and stock option grants will result in additional compensation expense.

NOTE 15—RESTRUCTURING CHARGES

During 2016, in response to the further declines in oil and natural gas commodity prices the Company further reduced the number of employees and closed an additional 26 operating and manufacturing locations, 23 of which were subject to long-term operating lease agreements. Total restructuring charges for the nine months ended September 30, 2017 and 2016 was $2.4 million and $8.6 million of restructuring charges, respectively, consisting primarily of severance payments to employees, contract termination costs, costs associated with the closure or relocation of facilities and offices and the relocation of property and equipment

Restructuring charges consist of the following (in thousands):

	Nine Months Ended September 30,
	2017	2016
Severance expense and related benefit costs	$814	$1,120
Exit costs	1,239	6,427
Other	353	1,029
Total restructuring charges	$2,406	$8,576

The changes in the amount of restructuring accrual from January 1, 2017 to September 30, 2017, by segment, are as follows (in thousands):

	Water Management	Completion & Specialty Chemicals	Corporate & Other	Total
Beginning balance, January 1	2,607	71	660	3,338
Restructuring charges	1,875	531	—	2,406
Payments	(1,371)	(574)	(660)	(2,605)
Ending balance, September 30	3,111	28	—	3,139

During the nine months ended September 30, 2017 we recorded $0.6 million and $0.2 million related to severance expense and related benefit for Water Management and Completion & Specialty Chemicals, respectively.

The restructuring accrual at September 30, 2017 is recognized within the accrued liabilities and other current liabilities on the accompanying consolidated balance sheets.

NOTE 16—LOSS PER SHARE

Loss per share is based on the amount of income allocated to the shareholders and the weighted average number of units outstanding during the period. All outstanding common Class A stock warrants and Class A common stock options are not included in the calculation of diluted weighted average units outstanding for the periods presented as the effect is antidilutive.

The following table sets forth the computation of basic and diluted loss per share (dollars in thousands, except share and per share amounts):

	Nine months ended September 30,
	2017	2016
	(in thousands, except share and per share amount)
Numerator (both basic and diluted)
Net loss available to common stockholders	$(54,582)	$(68,479)
Allocation of net loss attributable to:
Net loss attributable to Class A-1 stockholders	(9,914)	—
Net loss attributable to Class A stockholders	(44,668)	(68,479)
Denominator
Class A-1 common stock	7,249,581	—
Class A common stock	32,663,457	28,664,171
Net loss per share
Class A-1— Basic and Diluted	$(1.37)	$—
Class A— Basic and Diluted	$(1.37)	$(2.39)

The estimated number of shares of potentially convertible Class A common stock options, Class A common stock warrants and restricted Class A common stock shares and RES LLC Units that have been excluded from the computation of diluted loss per share as the effect would be anti-dilutive was 9,457,486 and 2,875,099 for the nine months ended September 30, 2017 and 2016, respectively.

NOTE 17—SEGMENT INFORMATION

Rockwater is an oilfield services company that provides products and services to the water, stimulation, fracturing, fluids, and production needs of our customers throughout the U.S. and Western Canada. The company services are offered through two operating segments. Corporate and other expenses that do not individually meet the criteria for segment reporting are reported separately as Corporate. Both operating segments report directly to our chief operating decision maker (“CODM”). Our CODM assesses performance and allocates resources on the basis of the two reportable segments:

Water Management (WM)—Our Water Management segment seeks to provide comprehensive, cost-effective water management and fracturing solutions for our customers. These services include: water transfer, sourcing and storage through the use of small and large diameter pipe and high-capacity Above Ground Storage Tanks; site and pit surveys; flowback and well testing throughout the completion and early production stages of the well, including real-time monitoring of testing information; water reuse services through self-contained mobile treating units for the onsite conditioning of source, flowback and produced water; water testing; fluids logistics services and production chemicals solutions.

Completion & Specialty Chemicals—Our Completion & Specialty Chemicals segment develops, manufactures and provides a full suite of chemicals utilized in hydraulic fracturing, stimulation, cementing and well completions, including polymer slurries, crosslinkers, friction reducers, buffers, breakers and other chemical technologies, to leading pressure pumping service companies in the United States.

Financial information related to the Company’s financial position as of September 30, 2017 and December 31, 2016, by segment, is as follows (in thousands):

	Total assets
	September 30,	December 31,
	2017	2016
Water Management	$606,111	$390,885
Completion & Specialty Chemicals	126,090	83,125
Corporate & Other	10,270	2,706
	$742,471	$476,716

	Total assets
	September 30,	December 31,
	2017	2016
United States	$648,359	$385,597
Canada	94,112	91,119
	$742,471	$476,716

We view Adjusted EBITDA as an important indicator of segment performance. We define Adjusted EBITDA as net income (loss), plus provisions for (benefit from) income taxes, interest expense, depreciation and amortization, plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus/(minus) non-cash losses/(gains) on sale of assets or subsidiaries, non-cash compensation expense, bad debt expense, inventory write-downs, foreign currency losses/(gains), restructuring related to severance expenses, transaction costs, non-cash losses/(gains) on the valuation of contingent obligations and restructuring costs such as facility related exit and disposal costs.

Our CODM uses Adjusted EBITDA as the primary measure of segment performance.

The following table presents a reconciliation of Segment Adjusted EBITDA to loss from continuing operations (in thousands):

	Nine months ended September 30,
	2017	2016
Segment Adjusted EBITDA:
Water Management	$49,305	$1,015
Completion & Specialty Chemicals:	11,107	(315)
Total	60,412	700
Corporate & Other	(14,582)	(10,760)
Benefit from income taxes	17,556	(583)
Interest Expense	(4,369)	(5,963)
Depreciation and amortization	(42,889)	(39,577)
Impairments of long-lived and Intangible assets	—	(1,009)
Loss on sale of Crescent Consulting	(64,205)	—
Restructuring costs	(1,592)	(7,456)
Restructuring related severance expenses	(814)	(1,120)
Bad debt expense	(135)	(2,178)
Inventory write downs	(71)	(1,009)
Foreign currency gains	464	508
Gain on the valuation of contingent obligations	145	358
Non-cash compensation expense	(3,092)	(1,776)
Non-cash gain on sale of subsidiaries and other assets	1,093	1,386
Transaction related costs	(9,292)	—
Net loss	$(61,371)	$(68,479)

The following table sets forth certain financial information with respect to our reportable segments. Included in “Corporate and Other” are intersegment eliminations and cost associated with activities of a general nature (in thousands).

	Water Management	Completion & Specialty Chemicals	Corporate & Other	Total
Nine months ended September 30, 2017
Revenue from external customers	$370,363	$122,219	$—	$492,582
Inter-segment revenue	1,034	20,566	(21,600)	—
Depreciation and amortization	38,984	3,490	415	42,889
Property, plant and equipment	148,659	11,003	966	160,628
Capital expenditures (excluding acquisitions)	(18,337)	(1,437)	(202)	(19,976)

	Water Management	Completion & Specialty Chemicals	Corporate & Other	Total
Nine months ended September 30, 2016
Revenue from external customers	$161,048	$52,623	$—	$213,671
Inter-segment revenue	5,052	2,449	(7,501)	—
Depreciation and amortization	34,893	3,495	1,189	39,577
Property, plant and equipment	143,232	12,111	1,009	156,352
Capital expenditures (excluding acquisitions)	(4,561)	(153)	(266)	(4,980)

	Total Revenues
	Nine months ended September 30,
	2017	2016
United States	$449,383	$175,794
Canada	43,199	37,877
	$492,582	$213,671

NOTE 18—SUBSEQUENT EVENTS

The Company has evaluated subsequent events for potential recognition and/or disclosure through December 22, 2017, the date these consolidated financial statements were available to be issued.